EXHIBIT (i)

January 28, 2019

Calvert World Values Fund, Inc.

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

Calvert World Values Fund, Inc. (the “Corporation”) is a corporation established under the general laws of the State of Maryland with the powers and authority set forth under its Articles of Incorporation dated February 14, 1992, as amended (the “Articles of Incorporation”).

I began serving as legal counsel to the Corporation effective December 31, 2016. The matters covered by this opinion prior to that date were addressed by opinions of prior counsel filed with the Commission and incorporated herein by reference.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as we have deemed necessary or appropriate for the purpose of this opinion. As provided in the Articles of Incorporation, the Directors may authorize one or more series or classes of shares (“Shares”). The series and classes of Shares established and designated as of the date hereof and registered on Form N-1A (the “Registration Statement”) are identified on Appendix A hereto.

Based upon the foregoing, I am of the opinion that:

1.       The issuance of the shares has been duly authorized by the Corporation.

2.	When issued and paid for upon the terms provided in the Registration Statement, and assuming the continued valid existence of the Corporation under the laws of the State of Maryland, the Shares will be validly issued, fully paid and non-assessable.

I am a member of the Massachusetts bar. I have acted as internal legal counsel to the Corporation in connection with the registration of shares and am an employee of Calvert Research and Management, the Corporation’s investment adviser.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 58 to the Corporation’s Registration Statement on Form N-1A pursuant to the Securities Act of 1933, as amended (the “1933 Act”). In giving such consent, I do not hereby admit that I am within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Katy D. Burke

Katy D. Burke, Esq.

Vice President

Calvert Research and Management

Appendix A

Established and Designated Series of the Corporation

Calvert Emerging Markets Equity Fund(2)

Calvert International Equity Fund(1)

Calvert International Opportunities Fund(2)

Calvert Mid-Cap Fund(1)

____________________________

Authorized Classes are as follows:

(1) Classes A, C and I

(2) Classes A, C, I and R6